UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement                     Number of Reporting          or Trading Symbol
Mendenhall        Jeff                     (Month/Day/Year)              Person, if an entity
-------------------------------------                                    (voluntary)                  BidHit.com, Inc.   "BHIT"
(Last)            (First)  (Middle)
                                           12/15/1999

12221 - 100th Avenue, N.E.                                               Not Applicable
-------------------------------------
(Street)

Kirkland, WA  98034
-------------------------------------
(City)   (State)           (Zip)

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)

_X_ Director      ___ 10% Owner

                                           Not Applicable                _X_ Form filed by One
_X_ Officer (give ___ Other                                                      Reporting Person
      title below) (specify below)

                                                                         ___ Form filed by more
                                                                                 than One Reporting
                                                                                 Person
Vice-President
-------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                    TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
      (Instr. 4)                                Beneficially Owned           Direct (D) or Indirect        Beneficial Ownership
                                                (Instr. 4)                   (I) (Instr. 5)                 (Instr. 5)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
Common Shares                                        200,000                          D                           N/A
------------------------------------------ ----------------------------- ---------------------------- ----------------------------

------------------------------------------------------------------------------------------------------------------------------------
        TABLE II - DERIVATIVE SECURITIES  BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership     6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of           Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative        Beneficial
(Instr. 4)                                                                        Derivative       Securities:       Ownership
                                                                                  Security         Direct (D) or     (Instr. 5)
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)
                  --------------- --------------- --------------- ---------------
                  Date            Expiration      Title           Amount or
                  Exercisable     Date                            Number of
                                                                  Shares
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
Stock Options     25% of          June 1, 2001    Common Shares   277,875         US$4.00          D
                  277,875 at
                  the end of
                  the third,
                  sixth, ninth
                  and twelfth
                  month from
                  June 1, 1999
                  to June 1,
                  2000
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------


Explanation of Responses:

* Jeff Mendenhall is also entitled to receive an additional 200,000 common shares of BidHit.com, Inc. at a rate of 100,000 shares at the end of the ninth and twelfth months of the term of his Employment and Services Agreement.

/s/ Jeff Mendenhall                                  December 21, 1999
-----------------------------------                  --------------------------
Jeff Mendenhall                                      Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.